                                                                   EXHIBIT 10.20

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. The omitted portions are indicated by [****].

                                                                  EXECUTION COPY

                                Co-PACK AGREEMENT

                                     BETWEEN

                         DREYER'S GRAND ICE CREAM, INC.

                                       AND

                             INTEGRATED BRANDS, INC.

                            DATED AS OF JULY 5, 2003

         THIS CO-PACK AGREEMENT (this "Agreement") dated as of July 5, 2003 is made by and between Integrated Brands, Inc., a New Jersey corporation ("Integrated Brands"), and Dreyer's Grand Ice Cream, Inc. ("Dreyer's").

         WHEREAS, Dreyer's, New December, Inc., a Delaware corporation, Nestle Ice Cream Company, LLC, a Delaware limited liability company ("NICC"), and Integrated Brands have entered into an Amended and Restated Asset Purchase and Sale Agreement, as amended and restated on June 4, 2003 (the "Asset Sale Agreement"), pursuant to which, among other things, Integrated Brands shall purchase and Dreyer's and NICC shall sell, or cause to be sold, subject to the terms and conditions thereof, the Ice Cream Assets (as defined in the Asset Sale Agreement) and the Distribution Assets (as defined in the Asset Sale Agreement); and

         WHEREAS, in connection with the Asset Sale Agreement, Integrated Brands desires that Dreyer's produce and sell to Integrated Brands, and Dreyer's is willing to produce and sell to Integrated Brands, certain Products (as defined below) during the period set forth herein following the closing of the transactions contemplated by the Asset Sale Agreement; and

         WHEREAS, as an essential part of the transactions contemplated by the Asset Sale Agreement, Dreyer's has agreed to produce and sell to Integrated Brands such Products, on the terms and subject to the conditions hereof.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       DEFINITIONS.

         a. Month. The term "Month" shall mean each fiscal month of Dreyer's (4 or 5 weeks). Dreyer's shall provide to Integrated Brands a schedule of its Months for the term of this Agreement.

         b. Products. The term "Products" shall have the meaning set forth in the Asset Sale Agreement.

         c. Specifications. The term "Specifications" shall mean the formulas, ingredient and packaging specifications and the direction sheets for the manufacture of the Products provided to Dreyer's by Integrated Brands as Integrated Brands may amend the same from time to time in its sole discretion.

         d. Trademarks. The term "Trademarks" shall mean the trademarks, trade names and logos used in connection with the Products, together with any and all designs, trade dress, copyrights, goodwill or other intellectual property associated therewith.

2.       GRANT OF MANUFACTURING RIGHT.

         a. Requirements. Upon the terms and conditions set forth in this Agreement, Integrated Brands grants to Dreyer's, and Dreyer's hereby accepts, the non-exclusive right and obli-

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gation to manufacture Integrated Brands' requirements for the Products, as such requirements shall be evidenced by Integrated Brands' orders for the Products submitted to Dreyer's.

         b. Quantity. Integrated Brands shall have the option to procure some or all of its requirements for the Products from Dreyer's in Integrated Brands' discretion.

         c. Reservation. No right other than that expressly contained herein is hereby granted to Dreyer's. Integrated Brands expressly reserves to itself the right to manufacture the Products and any other products itself and to enter into agreements to manufacture the Products and any other products with other third-party manufacturers in its absolute discretion.

         d. Limitation. Dreyer's shall manufacture the Products solely for the account of Integrated Brands. Dreyer's is expressly prohibited from manufacturing any Products for its own account or for the account of any third party.

         e. Plant Location. Dreyer's shall manufacture the Products at Dreyer's plants located at Union City, California, City of Commerce, California, Tulane, California, Bakersfield, California, Fort Wayne, Indiana and Houston, Texas (the "Plants").

         f. Specifications. Dreyer's shall manufacture the Products solely in accordance with the Specifications and this Agreement. Dreyer's shall in no event use the Specifications for any purpose other than to manufacture the Products for Integrated Brands in accordance with this Agreement.

         g. Packaging. Dreyer's shall package the Products solely using the appropriate packaging materials as directed by Integrated Brands expressly for use in connection with the Products; [****]. Dreyer's shall in no event package any products except the Products using any packaging materials provided by Integrated Brands for use in connection with the Products.

         h. Title; Risk of Loss. Title to Product shall pass to Integrated Brands upon completion of the manufacturing process. Dreyer's assumes all risk of loss for the Products until such Products are delivered to a Customer or Integrated Brands.

3.       PRICING.

         a. Formula Pricing. Subject to this Agreement, Dreyer's shall produce finished goods Products and sell the same to Integrated Brands, and Integrated Brands shall purchase said finished goods Products from Dreyer's, for the Total Price (as defined below) for each Product. The term "Total Price" shall mean, with respect to all Products produced hereunder, an amount equal to [****] (the "Processing Fee"). The Total Price shall be Dreyer's only charge to Integrated Brands for any goods or services provided hereunder.

         b.       Processing Fee. The Processing Fee [****] (as defined below).

         c. Material Cost. The term "Material Cost" shall mean the [****] costs paid by Dreyer's for the ingredients and packaging, [****]. The Material Cost will be calculated [****]. At the end of [****], Dreyer's shall provide to Integrated Brands a list of Material Cost for each

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Product for the previous Month and this Material Cost will be used to calculate the total cost of Product for the following Month; [****].

4.       SPECIAL COMPONENTS.

         Dreyer's shall purchase all of its requirements for ingredients and packaging identified in the Specifications as unique ingredients ("Special Components") for use in connection with the Products exclusively from Integrated Brands or Integrated Brands' designated source (a "Designated Source"); provided, however, that to the extent that Dreyer's has a purchase order commitment for a Special Component that existed as of the Closing Date (as defined in the Asset Sale Agreement) and which relates to the Specifications for a Product as of the Closing Date, then Dreyer's will be entitled to continue to purchase such Special Component under such purchase order commitment. Dreyer's shall in no event substitute any other ingredient or packaging material for any Special Component in the manufacture of the Products, without the prior written approval of Integrated Brands.

5.       FORECASTS, INVENTORY AND SHIPMENT.

         a. Forecasts. Integrated Brands shall provide Dreyer's with [****] forecasts detailing its anticipated requirements for the Products by SKU (as defined in the Asset Sale Agreement), and shall update such forecasts on an ongoing basis to reflect Integrated Brands' then anticipated requirements. Dreyer's shall order Special Components and schedule production of finished goods Products on the basis of such forecasts and updated forecasts, taking into account reasonable and customary minimum run considerations.

         b. Inventory. Dreyer's shall build, maintain, handle and store inventories of ingredients, packaging and finished goods Products at levels adequate to meet Integrated Brands' updated, forecasted requirements for the Products.

         c. Shipment. Dreyer's shall arrange and schedule transportation for all shipments of finished goods Products per the terms of the applicable distribution agreement between the parties.

6.       PAYMENT TERMS.

         a. Dreyer's. Dreyer's shall make payment to Integrated Brands for all ingredients and packaging purchased from Integrated Brands hereunder within [****] following the date of invoice. Invoices shall be dated as of the date of shipment to Dreyer's and shall be rendered within [****] following such shipment.

         b. Integrated Brands. Integrated Brands shall make payment to Dreyer's for all finished goods Products purchased from Dreyer's hereunder within [****] following the date of invoice. Invoices shall be dated as of the date of shipment to Integrated Brands or a third party designated by Integrated Brands and shall be rendered within [****] following such shipment.

         c. Disputes. If either Integrated Brands or Dreyer's objects in writing to amounts payable to the other party under Sections 6.a, 6.b, and 6.c above and if the parties are unable to resolve their dispute within ten (10) days following Dreyer's receipt of Integrated Brands' writ-

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ten objection or Integrated Brands' receipt of Dreyer's written objection, the parties shall refer their remaining differences to a nationally-recognized public accounting firm (the "CPA Firm") for decision, which decision shall be made consistent with this Agreement within thirty (30) days and shall be final and binding on the parties; provided that the CPA Firm's determination as to any item set forth in Integrated Brands' objection shall not be more beneficial to Dreyer's than the determination of that item by Dreyer's in its written objection or more beneficial to Integrated Brands than the determination of that item in its written objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by Integrated Brands and Dreyer's.

7.       TRADEMARKS.

         a. Acknowledgment. Dreyer's acknowledges that no right or license (or sublicense) of any kind or nature, express or implied, is hereby granted in or to the Trademarks or any intellectual property associated with the Products (including the Specifications), and that all rights in and to the Trademarks and the Specifications and the goodwill pertaining thereto belong exclusively to Integrated Brands; provided, however, that Dreyer's shall have the rights to use the "Whole Fruit" name as expressly provided in Section 7.9 of the Asset Sale Agreement.

         b. Covenant. Dreyer's agrees that it shall not, during the term of this Agreement or thereafter, make any unauthorized use of any Trademark or the Specifications or adopt or use as its own, a trademark the same or similar to any Trademark or perform any material act or omission adverse to Integrated Brands' rights in the Trademarks and the Specifications; provided, however, that Dreyer's shall have the rights to use the "Whole Fruit" name as expressly provided in Section 7.9 of the Asset Sale Agreement.

8.       QUALITY CONTROL.

         a. Quality Standards. So that the identity of the Trademarks may be preserved and the consumer assured of the Products' uniformity, Dreyer's agrees that all Products shall be manufactured, packaged and handled by Dreyer's in strict conformity with the Specifications and other quality control and product safety standards, policies and procedures reasonably established by Integrated Brands from time to time during the Term (as defined below) of this Agreement and consistent with Dreyer's manufacturing practices for its own products.

         b. Compliance with Regulations. Dreyer's agrees that the Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article that may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto. Unless Integrated Brands otherwise agrees in writing, Dreyer's will destroy all inventories that are not in conformity with Food and Drug Administration rules and regulations or any applicable federal, state, foreign and local laws. Dreyer's agrees to notify Integrated Brands promptly of any regulatory action of which Dreyer's has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority and that relates to or affects the manufacture, storage, distribution or sale of the Products.

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         c.       Non-Conforming Products. If at any time, Integrated Brands reasonably deems the quality of the Products to be below the quality standards required hereunder, Integrated Brands promptly shall notify Dreyer's in writing of such determination (a "Quality Notice"). [****].

         d. Product Recall or Withdrawal. Either Party shall immediately advise and consult with the other as to any Product recall or withdrawal considerations; provided that Integrated Brands shall have the absolute right to recall or withdraw any Product if it determines in its sole discretion that (A) such Product may be contaminated, (B) the use and/or distribution of such Product may pose an immediate threat to Integrated Brands' customers, or (C) such Product otherwise fails to conform to the quality standards required hereunder. Integrated Brands shall bear the cost of any recall or withdrawal unless such recall or withdrawal results from Dreyer's manufacture, storage or handling of the Products or procurement of raw materials used in the manufacture of the Products pursuant to this Agreement, in which case Dreyer's shall bear the cost of any recall or withdrawal.

         e. Inspection Rights. Integrated Brands and its Licensors (as defined below) and their duly authorized representatives shall have the right, during normal business hours and upon reasonable prior notice, for the duration of this Agreement, (A) to inspect all facilities utilized by Dreyer's in connection with its manufacture, storage or handling of the Products and any raw materials pursuant hereto and to examine the Products in process of manufacture and all processes and operations of Dreyer's that could in any way affect the Products or the raw materials used to manufacture the Products, and (B) to gain reasonable access to the records of Dreyer's relating to quality control. In addition, Integrated Brands shall have access at any time with no prior notice required if it has any reason to believe any health or safety issues may exist. Integrated Brands also shall have the right, but not the obligation, to maintain a full-time independent quality control representative at the Plants, at Integrated Brands' expense, to monitor Dreyer's compliance with the quality control standards set forth herein.

         f. Dreyer's Records. Dreyer's shall maintain books and records necessary for verifying compliance with the terms of this Agreement, including the results of all federal, state and/or local regulatory agency inspection reports and sanitation audits affecting Dreyer's facilities or equipment or the Special Components, Products or other inventories located at Dreyer's facilities. Dreyer's shall notify Integrated Brands immediately by telephone of any such inspections or audits which indicate the presence of any bacteriological agent or substance which is considered by health authorities as being indicative of either unsanitary practices or of public concern. Dreyer's shall make all such books and records available to Integrated Brands and its designated representatives, from time to time, during normal business hours and upon reasonable prior notice (but immediately in the event of any possible risk to public safety). Such records shall be maintained by Dreyer's and its Affiliates (as defined in the Asset Sale Agreement) for a period of 24 months after termination of this Agreement; provided, however, that such books and records need not be retained longer than four years following the end of the year to which such books and records relate. Integrated Brands shall be entitled to make copies, at its expense, of any such records.

         g. Consumer Response. Dreyer's shall promptly forward to Integrated Brands any and all consumer inquiries related to the Products it receives and shall use its best efforts to co-

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operate with Integrated Brands in the handling of all consumer inquiries and consumer response issues.

9.       TERM AND TERMINATION.

         a. Term. The term of this Agreement shall commence on the Closing Date and shall end twelve (12) months thereafter, unless sooner terminated in accordance herewith (the "Term").

         b. Termination by Integrated Brands. Integrated Brands shall have the right to terminate this Agreement at any time by giving Dreyer's not less than sixty (60) days' written notice.

         c. Termination for Breach. Except as otherwise provided in this Agreement, Integrated Brands shall have the right to terminate this Agreement if Dreyer's shall be in default of any obligation hereunder by giving the party in default not less than thirty (30) days' written notice specifying such default and stating that this Agreement will terminate at the expiration of thirty (30) days' from receipt of such notice, unless such default is cured within said thirty (30) day time period. Failure of Integrated Brands to terminate this Agreement for any such default or breach shall not be determined a waiver of the right subsequently to do so under the same or any other default or breach, either of the same or different character.

         d.       Termination for Bankruptcy.

                  i. Either party may immediately terminate this Agreement without any advance notice or opportunity to cure being necessary if the other party discontinues its business or voluntarily submits to, or is ordered by the bankruptcy court to undergo, liquidation pursuant to Chapter 7 of the Bankruptcy Code. In the event this Agreement is so terminated by Integrated Brands, Dreyer's, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in any of the Products covered by this Agreement, or any carton, container, packaging or wrapping material pertaining thereto, except with and under the special consent and special instruction of Integrated Brands in writing, which they shall be obligated to follow.

                  ii. Should Dreyer's file a petition in bankruptcy or is otherwise adjudicated to be bankrupt or if a petition in bankruptcy is filed against Dreyer's and such petition is not dismissed within ninety
         (90) days thereafter, or if an involuntary receiver is appointed for it or its business and is not discharged within ninety (90) days thereafter, Integrated Brands may immediately terminate this Agreement without any advance notice or opportunity to cure being necessary.

         e.       Effect of Termination.

                  i. Termination of this Agreement shall not release either party from any obligation accrued prior to the date of such termination or from any obligations continuing beyond the termination of this Agreement. Termination of this Agreement for any reason

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         shall be without prejudice to any rights that either party may otherwise have against the other.

                  ii. Upon the expiration or any termination of this Agreement, (x) Integrated Brands agrees to buy from Dreyer's, and Dreyer's agrees to sell to Integrated Brands, all of Dreyer's inventory of good and saleable finished goods Products, at the Total Price for such Products, and good and usable Special Components, at the delivered price paid by Dreyer's for such Special Components; and (y) Dreyer's shall be responsible for and shall destroy all inventory of Products and Special Components failing to meet the standards set forth in (x) hereinabove. Integrated Brands shall pick up and pay for all Products and Special Components bought back from Dreyer's within twenty (20) days following the expiration or termination of this Agreement. Integrated Brands shall be entitled to access Dreyer's facilities to the extent necessary to verify Dreyer's compliance with the provisions of this Section 9.e.ii.

10.      AUTHORIZED REPRESENTATIVES.

         Wherever Dreyer's is directed to furnish or supply to or otherwise take some action or perform some obligation in respect of Integrated Brands in this Agreement, the term "Integrated Brands" shall be deemed to include "all Integrated Brands' authorized representatives" unless written advice to the contrary is received from Integrated Brands.

11.      CONFIDENTIALITY.

         a. Obligation. Both parties shall keep confidential and shall use solely on a need-to-know basis and shall not cause or permit the disclosure of any third party any confidential information disclosed by either party pursuant to this Agreement. Dreyer's shall disclose Integrated Brands' confidential information only to those Persons who require such information for the purpose of performing the Collateral Agreements (as defined in the Asset Sale Agreement) and shall use such information solely for the purpose of performing its obligations under the Collateral Agreements. Confidential information may include, but is not limited to, formulas, production processes, research, and marketing and sales information. Said confidentiality requirement shall not apply to any information which (i) has entered into the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records kept in the ordinary course of business by the receiving party except this Section 11.a.ii will not apply to Dreyer's with respect to information relating to the Ice Cream Assets and the Distribution Assets, all of which shall remain subject to the restrictions notwithstanding Sellers' Knowledge (as defined in the Asset Purchase Agreement); (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation of such third party; or (iv) was approved for release by written authorization by the party having rights in such information.

         b. Compelled Disclosure. In the event that a party is required by law or court order or by stock exchange to disclose any confidential information of the other party, that party shall (i) notify the other party in writing as soon as possible, but in no event less than ten (10) calendar

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days prior to any such disclosure; (ii) cooperate with the other party to preserve the confidentiality of such confidential information consistent with applicable law; and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

12.      INDEMNIFICATION AND PRODUCT LIABILITY INSURANCE.

         a.       Indemnification.

                  i. Dreyer's shall indemnify and hold harmless Integrated Brands and its Affiliates and their officers, directors, agents, employees, successors, assigns and Licensors (as defined below) from and against any and all claims, suits, demands, actions, proceedings, costs, damages, expenses (including, but not limited to, legal fees and out-of-pocket expenses) and losses arising out of or related to Dreyer's breach of, or non-compliance with, its obligations under this Agreement. Dreyer's, upon written request from Integrated Brands, promptly shall defend or settle such claim, suit, demand, action or proceeding at Dreyer's expense. Nothing herein shall prevent Integrated Brands from defending or settling, if it so desires in its own discretion, any such claim, suit, demand, action or proceeding at its own expense through its own counsel.

                  ii. Integrated Brands shall indemnify and hold harmless Dreyer's and its Affiliates and their officers, directors, agents, employees, successors and assigns from and against any and all claims, suits, demands, actions, proceedings, costs, damages, expenses (including, but not limited to, legal fees and out-of-pocket expenses) and losses arising out of or related to Integrated Brands' breach of, or non-compliance with, its obligations under this Agreement. Integrated Brands, upon written request from Dreyer's, promptly shall defend or settle such claim, suit, demand, action or proceeding at Integrated Brands' expense. Nothing herein shall prevent Dreyer's from defending or settling, at its own discretion, any such claim, suit, demand, action or proceeding at its own expense through its own counsel.

         b. Insurance. At all times during the Term, Dreyer's shall maintain appropriate insurance at commercially reasonable levels of coverage to cover all of its obligations under this Agreement, including, without limitation, general liability insurance and malicious product tampering, product liability, and product recall insurance with respect to the manufacture and sale of the Products, in each case with minimum coverage of [****] per occurrence and [****] in aggregate general commercial liability coverage. Integrated Brands will be named as an additional insured on such insurance policies during the Term. If any of the foregoing types of insurance are not obtainable generally in the market (it being understood that any increase in the costs of coverage shall not deem such type of insurance unobtainable), then the absence of such insurance coverage shall not constitute a breach of this Section 12.b.

13.      NO JOINT VENTURE.

         Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. Neither party shall assume, either directly or indirectly, any liability of or for the other party. Neither party shall have the

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authority to bind or obligate the other party and neither party shall represent that it has such authority.

14.      ASSIGNMENT.

         a.       No Assignment by Dreyer's.

                  i. This Agreement and all rights and duties hereunder are personal to Dreyer's. This Agreement or any portion thereof, or any right or responsibility hereunder, shall not be assignable by Dreyer's without the prior written approval of Integrated Brands.

                  ii. Any attempted assignment by Dreyer's without the prior written approval of Integrated Brands shall be void and of no effect.

         b. Assignment by Integrated Brands. Integrated Brands may assign this Agreement to any third party, provided that such third party is also assigned all of Integrated Brands' right, title and interest in and to the Trademarks and the Specifications, and Integrated Brands shall furnish written notice of such assignment to Dreyer's.

15.      LICENSORS.

         With respect to any Products manufactured hereunder utilizing a trademark owned by a third party and licensed by such third party (a "Licensor") to Integrated Brands, Dreyer's understands and acknowledges that this Agreement, and all of the obligations owed by Dreyer's, and all of the rights of Integrated Brands hereunder, as any of the foregoing relate to said licensed trademark and/or any Product utilizing said licensed trademark, are for the express benefit of such Licensor, who shall have the independent right to enforce its terms, including, but not limited to, provisions related to quality control, directly upon Dreyer's.

16.      NOTICES.

         All notices to be made hereunder shall be in writing sent via certified, overnight or registered mail (return receipt requested) or overnight courier service with proof of delivery. Such notices shall be given to or made at the respective addresses of the parties as set forth below unless notification of a change of address is given, in writing, and the date of receipt shall be deemed the date the notice is received:

                  To Integrated Brands:

                           Integrated Brands, Inc.
                           4175 Veterans Highway
                           Ronkonkoma, New York 11779
                           Attn:  David J. Stein, Co-Chief Executive Officer

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                  To Dreyer's:

                           Dreyer's Grand Ice Cream, Inc.
                           5929 College Avenue
                           Oakland, California  94618
                           Attn:  General Counsel

                  To Nestle Holdings, Inc.:

                           Nestle Holdings, Inc.
                           c/o Nestle USA, Inc.
                           800 North Brand Blvd.
                           Glendale, California  91203
                           Attn:  General Counsel

                           with a copy to:

                           Howrey, Simon, Arnold & White LLP
                           1299 Pennsylvania Avenue, N.W.
                           Washington, DC 20004
                           Attn: Roxann E. Henry, Esq.

In the event that Integrated Brands gives notice regarding any breach or violation of this Agreement by Dreyer's, Integrated Brands should also concurrently provide a copy of such notice to Nestle Holdings, Inc.

17.      WAIVER.

         None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

18.      ENTIRE AGREEMENT.

         This Agreement, together with Asset Sale Agreement and the other Collateral Agreements, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, in respect of such subject matter. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

19.      SEVERABILITY.

         The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Agreement shall be found to be illegal, invalid or unenforceable, this Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.

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20.      GOVERNING LAW; WAIVER OF JURY TRIAL.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice-of-law principles of such state. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under, or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.

21.      ACTIONS AND PROCEEDINGS.

         Dreyer's and its Affiliates and Integrated Brands hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of the State of New York and the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of this Agreement or any related transaction. Integrated Brands irrevocably appoints Integrated Brands' Co-Chief Executive Officer as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. Dreyer's and its Affiliates hereby appoint Dreyer's General Counsel as their authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waive any objections to personal jurisdiction with respect thereto.

22.      COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.      CONTINGENCIES.

         Whenever performance by a party of any of its obligations hereunder, other than the payment of money due, is substantially or completely prevented by reason of an act of God, strike, lockout or other labor difficulty, transportation dislocation, fuel allocation, shortage of raw material or supplies, accident or other casualty, production breakdown, requirement or request of governmental authority or other circumstance beyond the reasonable good faith control of the party required to act, performance shall be excused for the period during which such state of affairs continues. However, the affected party shall use its best efforts to resume performing hereunder at the earliest practicable date, and shall promptly notify the other party of the occurrence, or threatened occurrence, of any such event or circumstance it reasonably expects will prevent it from performing hereunder and, to the best of its knowledge, the expected duration of said state of affairs.

                                      * * *

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date and year first written above.

INTEGRATED BRANDS, INC.               DREYER'S GRAND ICE CREAM, INC.

By: /s/ David J. Stein                By: /s/ T. Gary Rogers
    --------------------------            ------------------------------------
    David J. Stein                        T. Gary Rogers
    Co-Chief Executive Officer            Chairman of the Board of Directors and
                                          Chief Executive Officer

                      [Signature Page to Co-Pack Agreement]